EXECUTION VERSION
Exhibit 10.15
THIS AMENDMENT LETTER (the "Amendment Letter") is dated 28 October 2024 and in relation to a revolving credit facility agreement dated 23 November 2022 as later amended and or restated from time to time, last time pursuant to an amendment letter dated 25 March 2024 (the “March Amendment Letter”) between, inter alios, PRA Group Europe Holding S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 53, Boulevard Royal L-2449 Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de commerce et des sociétés, Luxembourg) (“R.C.S.”) under number B183422 (the “Luxembourg Borrower”), and PRA Group Europe Holding S.à r.l., Luxembourg, Zug Branch as Borrowers, DNB Bank ASA, Nordea Bank Abp, filial i Norge and Swedbank AB (publ) as Lenders and certain other parties named therein, pursuant to which the Lenders have agreed to lend up to EUR 730,000,000 (as amended from time to time, the “Facility Agreement”).
This Amendment Letter shall incorporate and replace the March Amendment Letter as well as reflect the other amendments agreed between the parties and set out herein.
WHEREAS
(A)The parties under the March Amendment Letter agreed certain amendments to the Facility Agreement including, but not limited to, allowing for beneficial ownership of Approved Loan Portfolios in the Austrian Market and introducing a pro forma test of the ERC Ratio which will allow the Obligors to acquire significant Loan Portfolios, include the ERC of such Loan Portfolios when requesting a Utilisation, subject to certain conditions being satisfied (the “March Amendments”).
(B)The Borrowers have proposed certain amendments to the Facility Agreement to amend certain financial undertakings (the “New Amendments”).
(C)Subject to the terms and conditions set out in this Amendment Letter, the Agent and the Lenders have agreed to the below amendment of terms to be made to the Facility Agreement, reflecting the New Amendments and the March Amendments.
(D)The Borrowers are entering into this Amendment Letter on behalf of themselves and also as Obligor’s Agent (in accordance with Clause 2.5 (Obligor’s Agent) of the Facility Agreement) on behalf of the other Obligors. PRA Group Deutschland GmbH is also executing this Amendment Letter in order to document its agreement to the amendments contained herein.
(E)This Amendment Letter shall constitute a Finance Document.
IT IS AGREED as follows:
1.DEFINITIONS AND INTERPRETATION
Unless the context otherwise requires or unless otherwise defined herein, a term defined in the Facility Agreement has the same meaning when used in this Amendment Letter.
2.MARCH AMENDMENTS
2.1Clause 1 (Definitions and Interpretation)
The following amendments shall be made to Clause 1 (Definitions and Interpretation):
2.1.1A new definition of ERC Ratio Pro Forma Test shall be added as follows:

EXECUTION VERSION
“ERC Ratio Pro Forma Test” means the percentage of GIBD to the ERC, where the ERC shall include the ERC of any Planned Acquired Loan Portfolio.
2.1.2A new definition of Planned Acquired Loan Portfolio shall be added as follows:
“Planned Acquired Loan Portfolio” means a Loan Portfolio which (i) is contemplated by a Group Company to be acquired, (ii) will satisfy the conditions of an Approved Loan Portfolio when acquired and (iii) the Borrowers have notified the Agent of the planned acquisition of and confirmed satisfaction of alternative (ii) above, at least five (5) Business Days prior of such planned acquisition.
2.1.3The definition of “Borrowing Base” shall be replaced by the following definition:
“Borrowing Base” means the amount, calculated in the Original Base Currency, which when included in GIBD would either (i) result in the ERC Ratio being equal to 45% or (ii) subject to the terms in Clause 14.2.19 (Calculation of the Borrowing Base) being satisfied, result in the ERC Ratio Pro Forma Test being equal to 45%.
2.2Clause 14.2 (Positive Undertakings)
2.2.1A new item (v) shall be added to Clause 14.2.15 (Ownership of Loan Portfolio) paragraph (b) with the following wording:
(i)Approved Loan Portfolios where the beneficial owner is PRA Group Österreich Portfolio GmbH and the legal ownership of such Loan Portfolio is with an Austrian financial institution, provided that:
(A)PRA Group Österreich Portfolio GmbH, when becoming the beneficial owner of such Approved Loan Portfolio, is entitled to segregate (aussondern) the assets beneficially owned from the assets of the seller holding legal title of such Approved Loan Portfolio, in an insolvency of the seller; and
(B)the aggregate ERC of such Approved Loan Portfolios, multiplied by forty-five per cent. (45%), is not larger than ten (10) per cent. of the Total Commitments.
2.2.2A new Clause 14.2.19 shall be added to Clause 14.2 (Positive Undertakings) with the following wording:
14.2.19 (Calculation of the Borrowing Base)
(a)The Borrowers undertake to calculate the Borrowing Base in accordance with alternative (i) of the definition of “Borrowing Base”.
(b)Without prejudice to paragraph (a) above, the Borrowers may in connection with a Utilisation which will be utilised in whole to acquire a Planned Acquired Loan Portfolio, calculate the Borrowing Base, in the relevant Drawdown Notice, in accordance with alternative (ii) of the definition of “Borrowing Base”. The Borrowers shall notify the Agent five (5) Business Days before making such calculation, informing the Agent that the Borrowers wish to utilize alternative (ii) of the definition of “Borrowing Base”.

EXECUTION VERSION
2.2.3A New clause 14.2.20 shall be added to Clause 14.2 (Positive Undertakings) with the following wording:
14.2.20 (No Reclaim)
The Borrowers undertake to procure that any Loan Portfolio beneficially owned by PRA Group Österrreich Portfolio GmbH, cannot be reclaimed by the entity holding legal ownership over such Loan Portfolio, without PRA Group Österrreich Portfolio GmbH receiving the acquisition amount for such Loan Portfolio (deducted by any amount already collected from such Loan Portfolio);
3.NEW AMENDMENTS
3.1Clause 14.4 (Financial Undertakings)
3.1.1Clause 14.4.4 (Senior Secured Leverage Ratio) shall be amended and read as follows:
“The Consolidated Senior Secured Leverage Ratio shall not exceed 2.5:1.”
3.1.2Clause 14.4.6 (Positive Income) shall be removed and replaced by a new Clause 14.4.6 (Consolidated Fixed Charge Coverage Ratio) which shall read as follows:
“The Consolidated Fixed Charge Coverage Ratio shall not be less than 2.00 to 1.00 as of the end of any fiscal quarter.”
    All references to Clause 14.4.6 (Positive Income) shall be amended to refer to Clause 14.6 (Consolidated Fixed Charge Coverage Ratio).
3.2Schedule 11 (Form of Compliance Certificate – Parent Covenants)
3.2.1Section 3 (Positive Income) of Schedule 11 (Form of Compliance Certificate – Parent Covenants) shall be removed and replaced by a new Section 3 (Consolidated Fixed Charge Coverage Ratio) which shall read as follows:
“The Consolidated Fixed Charge Coverage Ratio is [•] (and the requirement under Clause 14.4.6 (Consolidated Fixed Charge Coverage Ratio) is that the Consolidated Fixed Charge Coverage Ratio shall not be less than 2.00 to 1.00 as at the end of any fiscal quarter.”
3.3Schedule 17 (US Definitions)
3.3.1Schedule 17 (US Definitions) shall be removed and replaced by a new Schedule 17 in the form set out in Schedule 1 hereto.
4.CONDITIONS FOR EFFECTIVENESS:
The amendments set out herein shall be conditional upon satisfaction of the conditions set out below, in form and substance satisfactory to the Agent, and shall become effective on the date of the Agent giving written confirmation of such satisfaction:
(a)a confirmation agreement in respect of the Luxembourg law governed share pledge agreement dated 23 November 2022, governed by the laws of the Grand Duchy of Luxembourg (the “Lux Confirmation Agreement”);

EXECUTION VERSION
(b)the certificate of incorporation/registration (and any related certificate of incorporation on change of name and certificate of good standing) (or equivalent) of the Borrowers and the and the Luxembourg Pledgor (as defined below), including, but not limited to, in relation to the Luxembourg Borrower and the Luxembourg Pledgor (as defined below) (A) an excerpt (extrait) from the R.C.S. dated as of the date of this Amendment Letter, (B) a certificate of non-registration of a judicial decision or administrative dissolution without liquidation (certificat de non-inscription d'une décision judiciaire ou de dissolution administrative sans liquidation) from the R.C.S. dated as of the date of this Amendment Letter and (C) a domiciliation certificate confirming that all legal requirements of the Luxembourg Domiciliation Law have been complied with by the Luxembourg Borrower and the Luxembourg Pledgor;
(c)to the extent not already provided to the Agent in connection with the Facility Agreement, the latest available versions of the constitutional (or similar) documents of the Borrowers, including, but not limited to, the articles of association and by-laws;
(d)the minutes of a meeting (or as appropriate, a copy of a resolution) of the board of directors, managers, or as applicable, the branch manager of (i) the Borrowers on behalf of themselves and, where applicable, also as Obligor’s Agent on behalf of the other Obligors; (ii) the and the Luxembourg Pledgor (as defined below); (iii) PRA Group Europe Portfolio AS, Oslo, Zweigniederlassung Zug; and (iv) PRA Group Switzerland Portfolio AG:
(i)approving and authorising the execution, delivery and performance of this Amendment Letter and, as applicable, the Lux Confirmation Agreement, on the terms and conditions herein;
(ii)showing that the relevant board meeting had appropriate quorum, that due consideration was given by all the relevant directors present of the relevant company’s obligations and liabilities arising under those documents and that all declarations of interests required in connection with the Amendment Letter were made; and
(iii)authorising any person whose name is set out in those minutes to sign or otherwise attest the execution of those documents and any other documents to be executed or delivered pursuant to those documents or, as the case may be, appointing any person or persons to sign or otherwise attest the due execution of the Amendment Letter by way of power of attorney together with a certified copy of such power of attorney;
(e)a copy of the resolution of the shareholder of PRA Group Switzerland Portfolio AG approving and authorising the execution, delivery and performance of this Amendment Letter on the terms and conditions herein;
(f)a legal opinion from Arendt & Medernach in respect of Luxembourg law issues; and
(g)any other document (including, but not limited to, an up-to-date version of any of the documents listed under Schedule 3 (Conditions Precedent) of the Facility Agreement) reasonably requested by the Agent.

EXECUTION VERSION
5.CONTINUING OBLIGATIONS
(a)Except as expressly modified by this Amendment Letter, all terms and provisions of the Finance Documents shall remain in full force and effect and are hereby ratified and confirmed in all respects by the Parties as if they were set out herein and the Parties acknowledge and agree that nothing in this Amendment Letter shall constitute a novation of the Obligors’ obligations under the Facility Agreement. All references in the Facility Agreement to “this Agreement”, “hereof”, “hereby”, “hereto”, or otherwise to the Facility Agreement in any Finance Document (including any Security Document) and the like shall, mean the Facility Agreement as hereby amended.
(b)The Borrowers, on behalf of themselves and each Obligor, and PRA Group Deutschland GmbH confirm that any security or guarantee created or given by them under any Finance Document will continue in full force and effect, subject to the amendments contemplated by this Amendment Letter and shall continue to secure the obligations of the Obligors under the Facility Agreement. For the avoidance of doubt, and to document the existing understanding of the Parties, this Amendment Letter shall not constitute an amendment to any existing security or guarantee created or given under any Finance Document.
(c)Without prejudice of the Lux Confirmation Agreement, the Borrowers, on behalf of themselves and each Obligor, confirm that any security or guarantee created or given by them under any Finance Document will continue in full force and effect, subject to the amendments contemplated by this Amendment Letter and shall continue to secure the obligations of the Obligors under the Facility Agreement.
6.GOVERNING LAW
(a)Subject to paragraph (b) below, this Amendment Letter shall be governed by Norwegian law. The Borrowers hereby irrevocably submit to the non-exclusive jurisdiction of the Norwegian courts, the venue to be Oslo Tingrett.
(b)Notwithstanding paragraph (a) above, the security confirmations in Clause 4 (Continuing Obligations) of this Amendment Letter, insofar as they relate to the Swiss law governed share pledge agreement dated November 23, 2022 among PRA Group Europe Portfolio AS, Oslo, Zweigniederlassung Zug as Pledgor, DNB Bank ASA as Security Agent and the Secured Parties (the “Swiss Share Pledge Agreement”), and any non-contractual obligations arising out of or in connection therewith are governed by, and construed in accordance with, the laws of Switzerland (without regard to conflict of law rules). All disputes arising out of or in connection with Clause 4 (Continuing Obligations), insofar as they relate to the Swiss Share Pledge Agreement, shall be subject to the exclusive jurisdiction of the courts of Zurich, Canton of Zurich, Switzerland, without prejudice to the rights of the Agent and the Secured Parties (as defined in the Swiss Share Pledge Agreement) to take legal action in respect of the Swiss Share Pledge Agreement before any other court of competent jurisdiction.

* * *

EXECUTION VERSION
SIGNATORIES:

The Borrower (on behalf of itself and the Obligors):

PRA Group Europe Holding S.à r.l
By: /s/ Tom-André Westbø Hansen
Name: Tom-André Westbø Hansen
Title: Manager
The Borrower (on behalf of itself and the Obligors): PRA Group Europe Holding S.à r.l., Luxembourg, Zug Branch By: /s/ Tom-André Westbø Hansen Name: Tom-André Westbø Hansen Title: Authorised Signatory
As Guarantor: PRA Group Deutschland GmbH
By: /s/ Godfrey Mbawala
Name: Godfrey Mbawala Title: Managing Director (Geschäftsführer)

As Luxembourg Pledgor:

PRA Group Europe Holding I S.à.r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 53, Boulevard Royal L-2449 Luxembourg and registered with the R.C.S.” under number B185154 (the “Luxembourg Pledgor”)

By: /s/ Tom-André Westbø Hansen
Name: Tom-André Westbø Hansen Title: Manager

EXECUTION VERSION

As Facility Agent, Security Agent and Lender:

DNB Bank ASA
By: /s/ Steinar Engelstad /s/ Sverre Woldsund
Name: Steinar Engelstad Sverre Woldsund
Title: SVP Client Manager

As Lender:

Swedbank AB (publ)
By: /s/ Thomas Hojem
Name: Thomas Hojem Title: ifig. fullmakt
As Lender:
Nordea Bank Abp, filial i Norge
By: /s/ Mikkel Andreas Vogt /s/ Ingrid Graff Kvalen
Name: Mikkel Andreas Vogt Ingrid Graff Kvalen Title: Managing Director Associate Director

[signature page - PRA Group Amendment Letter 2024 - Lender]

EXECUTION VERSION
SCHEDULE 1
NEW SCHEDULE 17

SCHEDULE 17
US Definitions

“Acquisition”
by any person, means the acquisition by such person, in a single transaction or in a series of related transactions, of all or any substantial portion of the property of another person or at least a majority of the voting stock of another person, in each case whether or not involving a merger or consolidation with such other person and whether for cash, property, services, assumption of indebtedness, securities or otherwise. For the avoidance of doubt, purchases of debt portfolios in the ordinary course of business shall not be considered Acquisitions.

“Administrative Agent”
means Truist Bank (or any of its designated branch offices or affiliates) in its capacity as administrative agent under any loan documents pursuant to which PRA Group, Inc is the borrower, or any successor administrative agent.

“Affiliate”	means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Attributable Indebtedness”
means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Agent in its reasonable judgment.

“Capital Lease”
means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person; provided, that the subsequent adoption, issuance or effectiveness of any accounting standards after the closing date will not cause any lease that was not or would not have been a Capital Lease on the closing date to be deemed a Capital Lease. For the avoidance of doubt, “Capital Leases” shall not include operating leases or any agreements requiring the payment of rent or other similar provisions (whether entered into prior to or after the closing date) if such lease was or would have been an operating lease on the closing date.

EXECUTION VERSION

“Consolidated EBITDA”
means, for any period, for PRA Group, Inc. and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following, without duplication, to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Charges for such period, (b) the provision for federal, state, local and foreign income taxes payable by PRA Group, Inc. and its Subsidiaries for such period, (c) depreciation and amortization expense, (d) Recoveries Applied to Negative Allowance, net of changes in expected recoveries, (e) fees, costs and expenses incurred in respect of the Facility Agreement or in connection with any disposition, incurrence of Consolidated Funded Indebtedness, Acquisition (including amounts paid in connection with such Acquisition for retention of one or more individuals comprising part of a management team retained to manage the acquired business; provided that such payments are made in connection with such Acquisition and are consistent with the customary practice in the industry at the time of such Acquisition), investment or offering of Equity Interests, in each case as permitted under the loan documents, (f) all other non-cash charges for such period, to the extent such charges do not represent a cash charge in such period or any future period, all as determined in accordance with GAAP and (g) indemnification payments received from a Person which is not an Affiliate of any Obligor under any acquisition agreement entered into by such Person which reimburse expenses of an Obligor, to the extent such expenses were deducted in computing Consolidated Net Income.

“Consolidated Fixed Charge Coverage Ratio”
means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) the sum of (x) scheduled principal payments made on Consolidated Funded Indebtedness during such period plus (y) Consolidated Interest Charges, in each case measured for the period of the four fiscal quarters most recently ended.

“Consolidated Funded Indebtedness”	means Funded Indebtedness of PRA Group, Inc. and its Subsidiaries on a consolidated basis determined in accordance with GAAP.
“Consolidated Interest Charges”
means, for any period, for PRA Group, Inc. and its Subsidiaries on a consolidated basis, an amount equal to the sum of (i) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, less interest income for such period, plus (ii) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP plus (iii) the implied interest component of Synthetic Leases with respect to such period plus (iv) losses on hedging obligations or other derivative instruments (including Swap Contracts) entered into for the purposes of hedging interest rate risk.

“Consolidated Net Income”
means, for any period, for PRA Group, Inc. and its Subsidiaries on a consolidated basis, the net income of PRA Group, Inc. and its Subsidiaries (excluding (i) extraordinary gains or losses, (ii) the effects of discontinued operations and (iii) adjustment for net income attributable to noncontrolling interests) for that period, as determined in accordance with GAAP.

EXECUTION VERSION

“Consolidated Senior Secured Indebtedness”	means, as of any date of determination, all Consolidated Funded Indebtedness that, as of such date, is secured by any Lien on any asset or property of PRA Group, Inc. or any of its Subsidiaries.
“Consolidated Senior Secured Leverage Ratio”
means, as of any date of determination, the ratio of (a) (i) Consolidated Senior Secured Indebtedness as of such date less (ii) Qualified Cash as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Total Leverage Ratio”
means, as of any date of determination, the ratio of (a) (i) Consolidated Funded Indebtedness as of such date less (ii) Qualified Cash as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Equity Interests”
means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Funded Indebtedness”
means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
a.the outstanding principal amount of all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
b.all purchase money Indebtedness;
c.principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by PRA Group, Inc. or any Subsidiary (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);
d.all obligations arising under unreimbursed draws under letters of credit (including standby and commercial), bank guaranties, surety bonds and similar instruments;
e.all obligations in respect of the deferred purchase price of property or services (other than (x) trade accounts payable in the ordinary course of business and (y) such obligations incurred under ERISA) (for the avoidance of doubt, such deferred purchase price of property or services shall not include accrued bonuses or other compensation) including any (I) obligations in respect of earnouts, solely to the extent then due and payable and (II) obligations in respect of seller financing (but excluding any cash holdback retained in lieu of an escrow deposit in connection with a permitted Acquisition, as long as such holdback is paid, settled or otherwise released within 24 months of the consummation o the associated permitted Acquisition;
f.the Attributable Indebtedness of Capital Leases, Securitization Transactions and Synthetic Leases;
g.all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment on or prior to the 90th day following the Termination Date in respect of any Equity Interests in such Person or any other Person (other than customary put rights or redemption obligations arising as a result of a change of control), valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
h.all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided that the amount of Funded Indebtedness with respect to such Person who has given such Lien under this clause (h) shall be deemed to be the lesser of the amount of such Indebtedness that is so secured and the fair market value of such property;
i.all guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person; and
j.all Funded Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Funded Indebtedness is expressly made non-recourse (or such Person is not otherwise liable for such Funded Indebtedness) to such Person.
For purposes hereof, the amount of any direct obligation arising under letters of credit (including standby and commercial), bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder. For the avoidance of doubt, “Funded Indebtedness” shall not include any deferred tax liabilities or Swap Contracts.

EXECUTION VERSION

“Income from Operations”
means, “income from operations” as it appears on PRA Group, Inc.’s financial statements as filed with the SEC, excluding any one-time, non-recurring charges or unusual charges that are presented in accordance with GAAP in the operating income calculation appearing on PRA Group, Inc.’s financial statements as filed with the SEC.

“Indebtedness”
means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a) all Funded Indebtedness;
(b) the Swap Termination Value of any Swap Contract;
(c) all guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and
(d) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which PRA Group, Inc. or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to PRA Group, Inc. or such Subsidiary or PRA Group, Inc. or such Subsidiary is not otherwise liable for such Indebtedness
For purposes of this definition, the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness. For the avoidance of doubt, Indebtedness shall not include (a) deferred or prepaid revenue or (b) permitted bond hedge transactions or permitted warrant transactions.

“Lien”
means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge, assignment by way of security or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) except for licenses of IP rights owned by any loan party which are granted in the ordinary course of business

EXECUTION VERSION

“Obligations”
means all advances to, and debts, liabilities, obligations, covenants and duties of, any loan party arising under any loan document or otherwise with respect to any loan (including erroneous payment subrogation rights), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including, without limitation, (i) obligations which, but for the automatic stay under section 362(a) of the US Bankruptcy Code, would become due and (ii) interest and fees that accrue after the commencement by or against any loan party or any affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Person”
meaning as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Qualified Cash”
means, at any time of determination, the aggregate balance sheet amount of unrestricted cash and, to the extent readily monetized, cash equivalents included in the consolidated balance sheet of PRA Group, Inc. and its Subsidiaries as of such time that (i) is free and clear of all Liens other than Liens in favor of the Administrative Agent and non-consensual permitted Liens, (ii) may be applied to payment of the Obligations under the Loan Documents without violating any law, contract or other agreement, (iii) is on deposit with one or more financial institutions in the United States or Canada and (iv) maintained in an account with the Administrative Agent or subject to a deposit account control agreement, in form and substance reasonably acceptable to Administrative Agent, in favor of Administrative Agent.

“Recoveries Applied to Negative Allowance”	means the measurement of recoveries minus portfolio income in accordance with ASC 326 and pursuant to GAAP.
“Securitization Transaction”
means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Subsidiary”
of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references in this section (Financial Covenant Definitions) to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of PRA Group, Inc.

EXECUTION VERSION

“Swap Contracts”
means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Contract”
means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any affiliate of a Lender), in each case, only to the extent representing an obligation of the obligor thereunder.

“Synthetic Lease”
means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP. For the avoidance of doubt, “Synthetic Leases” shall not include operating leases.

“Voting Stock”
means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.